Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated as of January 30, 2007 is between Clayton Holdings, Inc., a Delaware corporation with its principal place of business located at 2 Corporate Drive, Shelton, CT 06484 (the “Employer”), and Steven L. Cohen (the “Employee”).

WHEREAS, the Employee is currently employed as the Senior Vice President — General Counsel of the Employer under an Employment Agreement dated December 21, 2004 with an effective date of January 31, 2005 (the “Agreement”); and

WHEREAS, the Board of Directors of Employer has authorized new bonus and change of control arrangements in respect of Employee, and the parties hereto consider it appropriate that the Agreement be amended to reflect such arrangements;

NOW, THERFORE, the Employer and the Employee agree to the following amendments to the Agreement.  Capitalized terms used in this Amendment that are not otherwise defined shall have the same meanings as in the Agreement.

1. Section IV. of the Agreement is hereby amended by deleting the second and third paragraphs in their entirety and replacing them with the following:

“Notwithstanding the “at will” nature of this Agreement and Employee’s employment hereunder, if Employee’s employment under this Agreement is terminated for any reason other than (i) by Employer for Cause (as that term is defined in Section I(b)), (ii) as a result of Employee’s voluntary termination other than for Good Reason (as that term is defined herein), or (iii) due to Employee’s death or disability, Employer shall provide to Employee the Termination Benefits (as that term is defined below).

The “Termination Benefits” shall include continuation of salary at a rate equal to one hundred percent (100%) of Employee’s Base Salary as in effect at the date of termination for a period of twelve (12) months following the date of termination (payment shall be subject to withholding under applicable law and shall be made in periodic installments in accordance with the Employer’s payroll policies), unless such termination is within eighteen (18) months after the consummation of a Change of Control (as that term is defined herein) in which case the Employer will pay to Employee, within fifteen (15) days after the termination of his employment, in one lump-sum payment the sum of (y) eighteen (18) months of Base Salary and (z) one hundred fifty percent (150%) of Employee’s target incentive bonus for the year in which the termination of employment occurs.”

2. Section IV. of the Agreement is further amended by deleting the sixth paragraph and replacing it with the following:

“For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following: (A) the consummation of a merger or consolidation of the Employer with or into an entity unaffiliated with the Employer prior to the effective date of such merger or consolidation or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by a person who in the aggregate owned less than twenty-five percent (25%) of the Employer’s combined voting power represented by the outstanding securities of the Employer immediately prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the assets of the Employer; (C) a change in the composition of the Board of Directors of the Employer (the “Board”), resulting in fewer than one-half of its members either having been (i) members of the Board on the date which was twenty-four (24) months immediately prior to the date of the event that may constitute a Change of Control (the “Original Members”), or (ii) elected or nominated for election to the Board with the affirmative votes of at least a majority of the aggregate of the

Original Members who were on the Board at the time of the election or nomination and the members whose election or nomination was previously so approved; or (D) any transaction as a result of which any person becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Employer representing more than fifty percent (50%) of the total voting power represented by the Employer’s then outstanding voting securities.  For purposes of the immediately preceding subsection (D), the term “Person” shall have the same meaning as when used in section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or a subsidiary thereof; (ii) a corporation owned directly or indirectly by the stockholders of the Employer in substantially the same proportions as their ownership of the common stock of the Employer; and (iii) the Employer.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) a reduction in Employee’s annual Base Salary; (B) a material diminution of Employee’s duties or job function as the Senior Vice President — General Counsel of the Employer or otherwise normally expected of or assigned to a person holding the position of Senior Vice President — General Counsel at a business of Employer’s size, nature and industry; or (C) the relocation of the offices at which Employee is principally employed to any other location which increases Employee’s commute by more than fifty (50) miles from the current location of such offices.

3. Section V of the Agreement is hereby deleted in its entirety and replaced with the following:

“V.          INCENTIVE COMPENSATION:

In addition to Base Salary, Employee shall be eligible to receive an annual incentive bonus. The Employer, at its discretion, shall determine the exact amount of such bonus based on a combination of Employer and Employee performance goals, criteria and targets established by the Employer’s Board of Directors or a committee thereof.”

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IN WITNESS WHEREOF, the Employee and Employer have executed this Amendment as of the date set forth above.

EMPLOYEE:

/s/ Steven L. Cohen
Steven L. Cohen

EMPLOYER:

CLAYTON HOLDINGS, INC.

/s/ Frank P. Filipps
Frank P. Filipps
Chief Executive Officer